                                                                   Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  PC411, INC.

         (Pursuant to Chapter 1, Title 8 of the General Corporation Law of the State of Delaware)

         It is hereby certified that:

         FIRST:  The name of the corporation is PC411, Inc.

         SECOND: The Certificate of Incorporation was filed with the Office of the Secretary of State on December 29, 1993.

         THIRD: The Amendment of the Certificate of Incorporation of the corporation effected by this Certificate of Amendment is (a) to increase the aggregate number of shares which the corporation shall have authority to issue by authorizing 24,990,000 additional shares of Common Stock with a par value of $.01 per share and 4,990,000 additional shares of Preferred Stock with a par value of $.01 per share so that the aggregate number of shares which the corporation shall have authority to issue shall be 30,000,000, 25,000,000 of which shall be shares of Common Stock and 5,000,000 of which shall be shares of Preferred Stock, (b) to provide more detailed provisions regarding the powers of the corporation and of its directors and of its stockholders, (c) to specify the duration of the corporation, and (d) to add a provision regarding the rights of creditors and stockholders of the corporation.

         FOURTH: To accomplish the foregoing amendment, Article FOURTH relating to the number, class and par value of the shares the Corporation is authorized to issue and Article SIXTH relating to the powers of the board of directors are amended to read as follows, Article FIFTH regarding the rights of holders of Preferred Stock is deleted and the following new Article FIFTH is substituted in lieu thereof and the following Article TENTH is added:

                  "FOURTH: (a) AUTHORIZED SHARES. The aggregate number of shares which the Corporation shall have authority to issue is 30,000,000, of which 25,000,000 shall be shares of Common Stock, par value $.01 per share (the "Common Stock") and 5,000,000 shall be shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued, from time to time, in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Stock or series thereof; and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to affix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and affix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the corporation and fix the voting power, if any, of Preferred Stock or any series thereof.

                           No holder of any of the shares of the stock of the
                  corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for
                  (1) any unissued stock of any class, or (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

                                 (b) CHANGE IN CONVERSION RATIO OF PREFERRED
                  STOCK. Each share of Preferred Stock, par value $.01 per share of the Corporation outstanding as of the close of business on the day prior to the date of the filing of this Certificate of Amendment shall be reclassified on a basis of
                  4.7395 shares of Common Stock, par value $.01 per share (prior to giving effect to the stock split described in paragraph (c) of this Article Fourth), for each share of Preferred Stock outstanding and, accordingly, each share of Preferred Stock outstanding as of the close of business on the day prior to the date of such filing, shall, without any further action by the Corporation or any holder of Preferred Stock, be deemed to represent 4.7395 shares of Common Stock, par value $.01 per share (prior to giving effect to the stock split described in paragraph (c) of this Article Fourth). Any shares of Preferred Stock issued and outstanding as of such date shall be immediately canceled.

                                 (c) STOCK SPLIT. Effective upon the filing
                  of this Certificate of Amendment with the Secretary of State, each share of Common Stock, par value $.01 per share, of the Corporation outstanding as of the close of business on the day prior to the date of such filing (after taking into account the conversion of the issued and outstanding shares of Preferred Stock into shares of Common Stock as set forth in paragraph
                  (b) of this Article Fourth) shall be reclassified on a basis of 172.7336 shares of Common Stock for each share of Common Stock outstanding and, accordingly, each share of Common Stock, par value $.01 per share, of the Corporation outstanding as of the close of business on the day prior to the date of such filing, each having a par value of $.01 per share, shall, without further action by the Corporation or any stockholder, be deemed to represent 172.7336 shares of Common Stock, par value $.01 per share.

                  "SIXTH:   For the management of the business and for the
                  conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                                    (a) The management of the business and the
                  conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

                                    (b) After the original or other By-Laws of
                  the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the corporation.

                                    (c) Whenever the corporation shall be
                  authorized to issue only one class of stock each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (c)(2) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                  "FIFTH:   The corporation is to have perpetual existence.

                  "TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
                  Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholder or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation."

         FIFTH:   The foregoing Amendment of the Certificate of Incorporation of the Corporation was authorized by the unanimous consent of the Board of Directors of the Corporation followed by the unanimous consent of all of the outstanding shareholders of the Corporation entitled to vote on said Amendment of the Certificate of Incorporation.

         IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm under penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


Dated: May 12, 1997

                                                     /s/ Dean R. Eaker
                                                     --------------------------
                                                     PRESIDENT AND CEO